Exhibit 10.37

AGREEMENT

As Amended and Restated Effective August 25, 2010

THIS AGREEMENT (this “Agreement”) this 25th day of August, 2010 between LADISH CO., INC., a Wisconsin corporation (the “Company”), and Gary J. Vroman an officer of the Company (the “Employee”).

WITNESSETH THAT:

WHEREAS, the Company desires to assure itself of the continuing availability of the Employee, and

WHEREAS, the Company desires to provide adequate security to the Employee, and

WHEREAS, the Employee desires to maintain his relationship with the Company to their mutual advantage, and

WHEREAS, the Employee desires to be afforded retirement, disability and severance benefits,

NOW THEREFORE, in consideration of the mutual promises of the parties hereto, it is hereby AGREED:

1.	Definitions

Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless otherwise expressly provided herein:

1.1 The term “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b) or that is under common control with the Company within the meaning of Code Section 414(c).

1.2 The term “Average Compensation” means the monthly average of the Employee’s “Compensation” for the period of the five (5) calendar years of highest compensation of the ten (10) calendar years next preceding the calendar year which includes his Separation from Service; provided, however, that if the Employee receives compensation for a part of a calendar year, such compensation shall be projected to an annual basis.

1.3 The term “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

1.4 The term “Company” means LADISH CO., INC., or any successor thereto.

1.5 The term “Compensation” means the total annual base salary of the Employee, plus the following: bonuses, incentive compensation or special compensation of any kind, the total of which shall not exceed twenty percent (20%) of annual base salary; in each case determined without regard to any deferral election.

1.6 The term “Disability” means a medically-determinable incapacity of the Employee which, in the opinion of the Board of Directors of the Company, prevents the Employee from engaging in his usual employment activities with the Company.

1.7 The term “Early Retirement Age” means age fifty-five (55).

1.8 The term “Early Retirement Date” means the first day of the calendar month coincident with or next succeeding the Employee’s Separation from Service on or following his Early Retirement Age.

1.9 The term “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

1.10 The term “‘Normal Retirement Age” means age sixty-two (62).

1.11 The term “Normal Retirement Date” means the first day of the calendar month coincident with or next succeeding the Employee’s Separation from Service on or following his Normal Retirement Age.

1.12 The term “Retirement Plan” means the LADISH CO. SALARIED EMPLOYEES RETIREMENT PLAN, or any successor plan thereto.

1.13 The term “Separation from Service” means the date when the Company and Employee reasonably anticipate that no further services will be performed by the Employee for the Company and its Affiliates or that the level of bona fide services the Employee will perform as an employee of the Company and its Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) for the Company and its Affiliates over the immediately preceding 36-month period (or such lesser period of services). Notwithstanding the foregoing, if the Employee takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Employee will not be deemed to have incurred a separation from service for the first six (6) months of the leave of absence, or if longer, for so long as the Employee’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a separation from service. Notwithstanding the foregoing, if the Employee ceases to perform any services as an employee but becomes a consultant or other independent contractor that provides services to the Company or its Affiliates, the Employee’s separation from service will be delayed until the date the Employee has a separation from service as a consultant or independent contractor to the extent required pursuant to Code Section 409A.

1.14 The term “Service” means the last continuous period of employment of the Employee with the Company or with Ladish Co., Inc. prior to his Separation from Service, determined in accordance with reasonable standards and policies adopted by the Company.

2.	Vesting

The Employee will have vested rights under this Agreement to a benefit at such time as he has accumulated ten (10) years of service in the employment of the Company, at least three (3) years of which must be as an officer of the Company.

No provision of this Agreement shall interfere with the Company’s right to terminate the Employee’s services for any cause sufficient to it. In the event of such termination, an Employee who has not become vested under this provision shall have no rights pursuant to this Agreement whatsoever.

3.	Restrictive Covenant and Non-Compete Agreement

A Restrictive Covenant and Non-Compete Agreement is attached to and incorporated by reference into this Agreement.

4.	Retirement Benefits –Ages and Dates

4.1 Normal Retirement. Upon the Employee’s Separation from Service on or following his Normal Retirement Age, he shall be entitled to receive a normal retirement benefit as calculated under Section 5.1.

4.2 Early Retirement. Upon the Employee’s Separation from Service on or following his Early Retirement Age but prior to Normal Retirement Age (including as a result of Disability), he shall be entitled to receive an early retirement benefit as calculated under Section 5.2.

4.3 Pre-Early Retirement. If the Employee’s Separation from Service occurs prior to his Early Retirement Age, then upon the Employee’s attainment of Normal Retirement Age, he shall be entitled to receive a normal retirement benefit as calculated under Section 5.1.

5.	Amount of Retirement Benefits

5.1 Normal Retirement Benefit. If the Employee is entitled to a normal retirement benefit under Section 4.1 or Section 4.3, the Employee shall be entitled to receive a monthly amount equal to the excess, if any, of (A) 60% of his Average Compensation, multiplied by a fraction, the numerator of which shall be his length of Service in years (but no more than 15) and the denominator of which shall be 15, over (B) the amount payable to such Employee for each month under the provisions of the Retirement Plan, as computed under the Retirement Plan as if the benefits under the Retirement Plan began on the Benefit Commencement Date under this Agreement; provided, however, that any Supplemental Allowance (as defined in the Retirement Plan) available to early retirees under the terms of the Retirement Plan shall not be taken into account in reducing amounts due hereunder.

5.2 Early Retirement Benefit. If the Employee is entitled to an early retirement benefit under Section 4.2, the Employee shall be entitled to receive a monthly amount as if it were a normal retirement benefit but based upon his Service and Average Compensation as of his Early Retirement Date; such benefit to be reduced as of the Employee’s Early Retirement Date to the actuarial equivalent of the amount payable at his Normal Retirement Date taking into account factors specified in the Retirement Plan for purposes of calculating actuarial equivalence, but by not more than 5/10 of one percent (1%) for each month by which such Employee’s Early Retirement Date precedes his Normal Retirement Date. An Employee whose age plus years of service as of his Early Retirement Date totals 80 or more shall not be subject to the benefit reduction provided herein. Further, in the event that the Employee’s Separation from Service is a result of a Change of Control, as that term is defined in the Restricted Stock Agreement between the Company and Employee dated May 2010, and which definition is incorporated by reference into this Agreement, the Employee will be entitled to an unreduced benefit to begin 30 months following the Separation from Service.

6.	Commencement, Form and Duration of Retirement Benefits

6.1 Commencement and Duration.

(a) Retirement benefits shall be paid monthly.

(b) Payment of the retirement benefits shall begin on the first day of the month following the Employee’s Separation from Service (or if the Employee is entitled to a benefit under Section 4.3, the first day of the month following the Employee’s attainment of Normal Retirement Age) (the “Benefit Commencement Date”); provided that if the Employee is a “specified employee” within the meaning of Code Section 409A on the date of his Separation from Service, distribution of benefits shall be delayed until the seventh (7th) calendar month following the month in which the Employee’s Separation from Service occurs. In the event of such a delay, all monthly payments that were due from the date of the Employee’s Separation from Service to the date benefits begin to be paid shall be accumulated and paid in a lump sum on the first day of such seventh (7th) calendar month, and the Employee shall receive an additional payment of interest (equal to the interest rate assumption used for non-lump sum actuarial equivalence) calculated on a simple (i.e., non-compounded) basis to reflect the delay of such payments.

(c) Unless the Employee chooses an alternative annuity option pursuant to Section 6.3, payments shall be made monthly thereafter as of the first day of each succeeding month during the lifetime of the retired Employee.

6.2 Re-employment by the Company.

(a) If a retired Employee receiving an early or normal retirement benefit shall be re-employed by the Company, retirement benefit payments shall continue to be made during the period of such employment.

(b) If a retired Employee receiving an early retirement benefit shall be re-employed by the Company prior to his Normal Retirement Age, upon his subsequent Separation from Service, his retirement benefit shall be calculated as if the Employee were then first retired, based upon his Service at the time of his prior retirement plus the Service earned following the date of re-employment and his Average Compensation at the time of his subsequent Separation from Service. Upon his subsequent Separation from Service, the additional amount of the monthly retirement benefit shall commence on the first day of month following the Employee’s Separation from Service; provided that if the Employee is a “specified employee” within the meaning of Code Section 409A on the date of his Separation from Service, distribution of the additional benefits shall be delayed until the seventh (7th) calendar month following the month in which his subsequent Separation from Service occurs. In the event of such delay, all additional monthly payments that were due from the date of the Employee’s subsequent Separation from Service to the date the additional benefits begin to be paid shall be accumulated and paid in a lump sum on the first day of such seventh (7th) calendar month, and the Employee shall receive an additional payment of interest (equal to the interest rate assumption used for non-lump sum actuarial equivalence) calculated on a simple (i.e., non-compounded) basis to reflect the delay of such payments.

6.3 Annuity Options. If the Employee is entitled to an early or normal retirement benefit, he may any time during his active employment elect either joint and survivor or ten (10) year certain options or among any other annuity options then provided Employees of the Company under the then provisions of the Retirement Plan, provided that in each case the annuity option chosen is the actuarial equivalent of a single life annuity taking into account factors specified in the Retirement Plan for purposes of calculating actuarial equivalence; such benefit payment option shall not be effective until the Employee’s termination of employment.

6.4 Payment to Legal Representative. In the event a conservator, guardian, or other legal representative of the estate of any retired Employee shall be appointed by a court of competent jurisdiction, retirement payments may be made to such conservator, guardian or other legal representative, provided that proper proof of appointment and continuing qualification is furnished. Any such payment shall be a payment for the account of the retired Employee and shall be a complete discharge of any liability of the Company hereunder.

6.5 Incompetency. In the event that it shall be determined by the Company that a retirement benefit is payable but that the Employee is unable to care for his affairs because of illness or accident, any payment due (unless a prior claim therefor shall have been made for a duly qualified guardian or other legal representative) may, in the discretion of the Company, be paid to the spouse, parent, child, brother or sister of the Employee or to any other person or institution deemed by the Company to be maintaining or responsible for the maintenance of the Employee; or in any such instances, then in the discretion of the Company, payment may be made by depositing the same in a responsible bank in Wisconsin in the name of the Employee. Any such payment shall be a payment for the account of the Employee and shall be a complete discharge of any liability of the Company therefore.

7.	Alienation of Benefits

No benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or thereafter payable shall be void. No retirement or severance benefit shall in any manner be liable for or subject to the debts or liabilities of the Employee or retired Employee entitled to any retirement benefit, or subject to or reachable by garnishment, attachment, execution or other legal process or proceeding by or on behalf of any judgment creditor or other creditor of or claimant against the retired Employee to whom such benefit is or may be payable. If the Employee or retired Employee shall attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber his benefits under the Agreement, or any part thereof, or if by reason of his bankruptcy or other event happening at any time, such benefits would devolve upon anyone else or would not be enjoyed by him, then the Company, in its discretion, may suspend his interest in any such benefit and hold or apply it to or for the benefit of the Employee, his spouse, children or other dependents, or any of them, in such manner as the Company may deem proper.

8.	Other Benefits

8.1 Other Benefits. The Company agrees to maintain in effect and at Company expense:

(a) Group term life insurance coverage of $200,000 face amount in effect until the Employee’s Separation from Service and payable on death of Employee to his designated beneficiary; and

(b) Group term life insurance of $100,000 face amount in effect after the Employee’s Separation from Service; provided, however, that if the Employee is a “specified employee” within the meaning of Code Section 409A on the date of his Separation from Service, then (i) during the first six (6) calendar months following the month in which the Employee’s Separation from Service occurs, the Employee shall pay the Company for such coverage and (ii) after the end of such six (6) month period, the Company shall make a cash payment to the Employee equal to the aggregate premiums paid by the Employee for such coverage, and thereafter such coverage shall be provided solely at the expense of the Company.

(c) Group hospital, surgical, major medical, dental and vision care coverage for the Employee and his spouse for his life, and in the event the Employee predeceases his spouse, for the life of his spouse, in such form and manner as covers all salaried employees of the Company; provided, however, that following the end of the COBRA continuation period, if such hospital, surgical, major medical, dental or vision care coverage is provided under a health plan that is subject to Code Section 105(h), benefits payable under such health plan shall comply with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.

Notwithstanding the foregoing, the benefits described in subsections (b) and (c) shall be provided only if the Employee is eligible for and elects to receive immediate pension benefit payments under the Retirement Plan upon his termination of employment. If the Employee is either not eligible for immediate pension benefits under the Retirement Plan, or is eligible for such benefits but fails to elect immediate commencement of pension payments upon his termination of employment, the Company shall have no liability to provide the benefits described in subsections (b) and (c).

8.2 Severance Pay. In addition to the other benefits provided in this Agreement, the Employee is entitled to severance pay in the event his employment with the Company is involuntarily terminated other than for cause. Severance pay will be thirty (30) months base salary at the time of termination, and will be paid in a lump sum within twenty (20) business days after the Employee’s involuntary Separation from Service.

8.3 Disability Benefit. Prior to the time that the Employee is entitled to receive a retirement benefit under this Agreement, the Company will provide a long-term disability benefit if he suffers a Disability. The amount of the long-term disability benefit payment will be 66-2/3 % of base pay, less the sum of the following, but only for the period payments under (a), (b) or (c), or any combination thereof, are being made subsequent to the time the Employee is entitled to a long-term disability benefit:

(a) Any workers compensation payment (except fixed statutory payments for the loss of any bodily member);

(b) Social Security disability benefits;

(c) Any other disability benefit the Employee may receive because of such disability as a result of any other disability program sponsored by the Company, to the extent that such benefits have been provided for by premiums or other payments paid by or at the expense of the Company; and

(d) Early retirement benefits payable under this Agreement.

In addition, the long-term disability payment shall be reduced by the amount payable to such Employee for each month under the provisions of the Retirement Plan, as computed under the Retirement Plan; provided, however, that any Supplemental Allowance (as defined in the Retirement Plan) available to early retirees under the terms of the Retirement Plan shall not be taken into account in reducing amounts due hereunder.

Long-term disability benefit payments shall cease upon the Employee attaining Normal Retirement Age at which time such Employee, if he has not already begun to receive early retirement benefits under this Agreement, shall be entitled to a normal retirement benefit pursuant to Section 4.3, calculated based upon Average Compensation on the date of the beginning of the Disability and Service as if he had become disabled at his Normal Retirement Age.

If the Disability ceases on or prior to the Employee attaining Normal Retirement Age, long-term disability payments shall cease, and if the Employee is not re-employed by the Company upon such cessation or if the Employee is not already receiving early retirement benefits under this Agreement, the Employee shall be entitled to a normal retirement benefit upon the Employee’s attainment of Normal Retirement Age, calculated as provided in Section 4.1 based upon Average Compensation and Service on the date of the beginning of the Disability.

9.	Cooperation

An Employee eligible for a benefit hereunder shall furnish the Company with such documents, evidence, data, or information as the Company considers necessary or desirable.

10.	Withholding; Employment Taxes

To the extent required by the law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by the federal, or any state or local, government. If prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Company may authorize a payment from the Employee’s accrued benefit equal to the amount needed to pay the Employee’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes), and the amount of the monthly retirement benefit described in Section 4 shall be reduced accordingly.

11.	Amendment or Termination of the Agreement

The Company reserves the right to amend or terminate this Agreement at any time; provided, however, no such action shall adversely affect the Employee’s benefits hereunder without the consent of the Employee, if living, or his designated beneficiary or beneficiaries, if the Employee is not living.

12.	Claim for Benefits Procedure

12.1 Claim for Benefits. Any claim for benefits under the Agreement shall be made in writing to the Company no later than ninety (90) days following the date the payment that is in dispute should have been made. If such claim for benefits is wholly or partially denied by the Company, the Company shall, within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

(a) the specific reason or reasons for the denial of the claim;

(b) a reference to the relevant Agreement provisions upon which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d) an explanation of the Agreement’s claim review procedure, including the claimant’s right to bring a suit for benefits under ERJSA Section 502 if the claimant’s appeal is denied.

12.2 Request for Review of a Denial of a Claim for Benefits. Upon receipt by the claimant of written notice of denial of the claim, the claimant may within sixty (60) days file a Written request to the Company, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Company; provided that to avoid penalties under Code Section 409A, the claimant’s appeal must be filed no later than 180 days after the latest date the payment that is in dispute could have been timely paid pursuant to Code Section 409A. In connection with the claimant’s appeal of the denial of his or her claim, he or she may review relevant documents and may submit issues and comments in writing.

12.3 Decision Upon Review of Denial of Claim for Benefits. The Company shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred-twenty (120) days. Such decision shall:

(a) include specific reasons for the decision;

(b) be written in a manner calculated to be understood by the claimant;

(c) contain specific references to the relevant Agreement provisions upon which the decision is based; and

(d) contain notification to the claimant of his or her right to bring suit for benefits under ERISA Section 502.

The decision of the Company shall be final and binding in all respects on both the Company and the claimant. Legal action against the Agreement may not be commenced more than 180 days after the Company notifies the claimant of the determination upon review, or if the Company fails to timely notify the claimant pursuant to the provisions of the Agreement, 180 days after the latest date the Company could have timely notified the claimant.

13.	Applicable Law

This Agreement shall be governed by the laws of the State of Wisconsin, without reference to the conflict of law principles thereof, and be binding upon and inure to the benefit of the personal representatives of the Employee and the successors or assigns of the Company. This Agreement is not subject to the principal provisions of ERISA pursuant to statutory exceptions from such Act. Portions of this Agreement are intended to be a deferred compensation plan that complies with Code Section 409A, and this Agreement shall be construed and interpreted in a manner that will cause any payment hereunder that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written, and in the case of LADISH CO., INC., the same has been signed and its corporate seal affixed by authority of its Board of Directors.

LADISH CO., INC.

By:	/s/ Larry C. Hammond

Title	V.P. – Human Resources

/s/ Ann M. Delano	/s/ G. J. Vroman
Witness	Employee

RESTRICTIVE COVENANT AND NON-COMPETE AGREEMENT

THIS RESTRICTIVE COVENANT AND NON-COMPETE AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of May, 2010, by and between LADISH CO., INC. (“Ladish”), and Gary Vroman (“Executive”).

RECITALS

WHEREAS, Executive serves as Ladish’s President and Chief Executive Officer and, in the performance of Executive’s duties, Executive was, and will continue to be, exposed to confidential and proprietary information of Ladish, Ladish’s customers and others;

WHEREAS, the parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by Ladish; and

WHEREAS, in connection with the obligations and undertakings hereunder, Executive receives and will receive consideration to which Executive acknowledges he/she would not otherwise be entitled.

NOW, THEREFORE, in consideration of the continued employment of Executive, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ladish and Executive hereby agree as follows:

ARTICLE I CONFIDENTIAL INFORMATION; RETURN OF RECORDS

1.1. Acknowledgements. Executive acknowledges and agrees that, as an integral part of its business, Ladish has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to Ladish’s business and competitive position in the marketplace. Executive further acknowledges and agrees that as an executive-level employee of Ladish, Ladish provides Executive with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses. As a result, Executive acknowledges and agrees that the restrictions contained in this Article I are reasonable, appropriate and necessary for the protection of Ladish’s confidential, proprietary and trade secret information.

1.2. Confidentiality Obligations. While Executive is employed by Ladish, Executive will not, directly or indirectly, use or disclose any Confidential Information or Trade Secrets (defined in Section 1.3, below) of Ladish, except in the interest and for the benefit of Ladish. After the termination of Executive’s employment with Ladish, for whatever reason, Executive will not, directly or indirectly, use or disclose any Trade Secrets of Ladish, unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth in Section 1.3(c), below. For a period of two (2) years following the end, for whatever reason, of Executive’s employment with Ladish, Executive will not, directly or indirectly, use or disclose any Confidential Information of Ladish, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth in Section 1.3(c), below.

1.3. Definitions.

(a) Trade Secret. The term “Trade Secret” shall have that meaning set forth under applicable law. This term is deemed by Ladish to specifically include all computer source, object or other code created by or for Ladish and any confidential information received from a third party with whom Ladish has a binding agreement restricting disclosure of such confidential information.

(b) Confidential Information. The term “Confidential Information” shall mean all non-Trade Secret or proprietary information of Ladish which has value to Ladish and which is not known to the public or Ladish’s competitors, generally, including, but not limited to, (i) strategic growth plans, pricing policies and strategies, employment records and policies, operational methods, marketing plans and strategies, advertising plans and strategies, product development techniques and plans, business acquisition and divestiture plans, resources, sources of supply, suppliers and supplier contractual relationships and terms, technical processes, designs, inventions, research programs and results, source code, short-term and long-range planning, projections, information systems, sales objectives and performance, profits and profit margins, and seasonal plans, goals and objectives (whether written, oral, recorded electronically or otherwise), and (ii) information which is marked or otherwise designated or treated as confidential or proprietary by Ladish.

(c) Exclusions. Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” shall not include, and the obligations set forth in this Article I shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by and service to Ladish; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of Executive’s employment by and service to Ladish without use of Confidential Information or Trade Secrets.

1.4. Confidential Information of Others. Executive certifies that Executive has not, and will not, disclose or use during Executive’s employment by Ladish, any confidential information which Executive acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Executive became an employee of Ladish. All prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Executive has entered into which restrict Executive’s ability to perform any services as an employee for Ladish are listed below under the heading “List of Prior Obligations.”

1.5. Return of Records. Upon the end, for whatever reason, of Executive’s employment with Ladish, or upon request by Ladish at any time, Executive shall immediately return to Ladish all documents, records, and materials belonging and/or relating to Ladish, and all copies of all such materials. Upon the end, for whatever reason, of Executive’s employment with Ladish, or upon request by Ladish at any time, Executive further agrees to destroy such records maintained by Executive on Executive’s own computer equipment and to make available Executive’s personal computer equipment for inspection by Ladish or its agent, at reasonable times and at Ladish’s expense upon Ladish’s request, to ensure that adequate measures have been taken to destroy such records on Executive’s computer equipment.

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ARTICLE II NONCOMPETITION

2.1. Acknowledgments. Executive acknowledges and agrees that Ladish is one of the leading producers of technically advanced metal components in the world, with facilities throughout the United States, and that Ladish compensates employees like Executive to, among other things, develop and maintain valuable goodwill and relationships on Ladish’s behalf (including relationships with customers, suppliers, vendors, employees and other associates) and to maintain business information for Ladish’s exclusive ownership and use. As a result, Executive acknowledges and agrees that the restrictions contained in this Article II are reasonable, appropriate and necessary for the protection of Ladish’s goodwill, associate relationships and confidential information and trade secrets. Executive further acknowledges and agrees that the restrictions contained in this Article II will not pose an undue hardship on Executive or Executive’s ability to find gainful employment or engagements after the end of employment with Ladish.

2.2. Restrictions on Competition. While Executive is employed by Ladish and for a period of one (1) year following the end, for whatever reason, of Executive’s employment with Ladish, Executive will not, directly or indirectly, advise, participate on or be a member of any board of directors, or be employed on the management team, of any Competitor (as defined in Section 2.3, below) with respect to such Competitor’s operations in the United States; provided, however, that this Section 2.2:

(a) shall only bar Executive from performing for a Competitor duties of the type Executive performed for Ladish while employed by Ladish during the one (1) year period prior to the end of Executive’s employment by Ladish; and

(b) shall not prohibit Executive from investing as a passive investor in the capital stock or other securities of a publicly traded corporation listed on a national securities exchange.

2.3. Competitor. The term “Competitor” means the following entities: Precision Castparts Corporation, Firth-Rixson, Ltd., Shultz Steel Co., and Weber Metals, Inc., and any subsidiary entities engaged in the sale, design or manufacture of forgings, investment castings, machining services or tool-making products or services and the successors of any such entities.

ARTICLE III BUSINESS IDEAS

3.1. Assignment of Business Ideas. Executive shall immediately disclose to Ladish a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which Executive currently holds an interest. Ladish will own, and Executive hereby assigns to Ladish, all rights in all Business Ideas (as defined in Section 4.2, below). All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by United States copyright law. Any works that are not found to be “works for hire” are hereby assigned to Ladish. While Executive is employed by Ladish and for a period of one (1) year following the end, for whatever reason, of Executive’s employment with Ladish, Executive will promptly disclose all Business Ideas to Ladish and execute all documents which Ladish may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world. Following the end, for whatever reason, of Executive’s employment with Ladish, Executive will cooperate with Ladish to assist Ladish in perfecting its rights to any Business Ideas including executing all documents which Ladish may reasonably require.

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3.2. Business Ideas. The term “Business Ideas” as used in this Agreement means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates, discovers or develops, either alone or jointly with others while Executive is providing services to Ladish and for one (1) year thereafter and which are (a) related to any business known by Executive to be engaged in or contemplated by Ladish, (b) originated, discovered or developed during Executive’s working hours or service to Ladish, or (c) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by Ladish.

ARTICLE IV EMPLOYEE NON-SOLICITATION

While Executive is employed by Ladish and for a period of two (2) years following the end, for whatever reason, of Executive’s employment with Ladish, Executive shall not directly or indirectly encourage any Ladish employee to terminate his/her employment with Ladish or solicit such an individual for employment outside of Ladish in a manner which would end or diminish that employee’s services to Ladish.

ARTICLE V MISCELLANEOUS

5.1. Recitals. The recitals to this Agreement are hereby incorporated herein by this reference.

5.2. Prospective Employers. Executive agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any person or entity which offers employment to Executive. Executive further agrees that Ladish may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Executive’s potential or future employers.

5.3. Consideration. Execution of this Agreement is a condition of Executive’s continued employment with Ladish, and Executive’s continued employment by Ladish and the grant of Restricted Stock constitutes the consideration for Executive’s undertakings hereunder.

5.4. Binding Effect. This Agreement binds Executive’s heirs, executors, administrators, legal representatives and assigns and inures to the benefit of Ladish and its successors and assigns.

5.5. Injunctive Relief. The parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief (without the necessity of posting bond or other security).

5.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the principles of conflicts of law thereunder.

5.7. Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous representations, promises, agreements and understandings, whether oral or written, between the parties. This Agreement may not be modified, amended, terminated or waived, in whole or in part, except by a written instrument signed by each of the parties hereto.

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5.8. Assignment. This Agreement is binding upon and shall inure to the benefit of the successors and assigns of Ladish and may be assigned by Ladish without the consent of Executive. This Agreement may not be assigned by Executive without Ladish’s prior written consent.

5.9. Severability. The obligations imposed by this Agreement are severable and should be construed independently of each other. The invalidity of one provision shall not affect the validity of any other provision.

5.10. Waiver. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver unless expressly provided.

5.11. Neutral Construction. The language used in this Agreement shall be deemed to be the language chosen by both of the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

5.12. Captions. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

5.13. Counterparts; Electronic Copy. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile copy or portable document format with the same binding effect as the original.

5.14. Terminable-at-Will. Nothing in this Agreement shall be construed to limit the right of either party to terminate the employment relationship at any time for any or no reason with or without notice.

5.15. Jurisdiction and Venue. Executive and Ladish agree that all disputes between them regarding this Agreement, including, without limitation, all disputes involving claims for interpretation, breach or enforcement of this Agreement, shall be litigated exclusively in the State of Wisconsin Circuit Court for Milwaukee County or the United States District Court for the Eastern District of Wisconsin, and both parties irrevocably consent to, and waive any challenge to, the jurisdiction of, and venue in, such courts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LADISH: LADISH CO., INC.

By:	/s/ Lawrence C. Hammond
Name:	Lawrence C. Hammond
Title:	V.P. – Human Resources

EXECUTIVE:
/s/ G. J. Vroman
Name:

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AMENDMENT

The AGREEMENT between ATI Ladish (successor by merger to Ladish Co., Inc.) and Gary J. Vroman, as amended and restated as of October 15, 2010, is amended effective August 22, 2011, by adding the following sentence at the end of Section 1.5:

“For the year 2011 and any subsequent years, the total annual base salary used in determining Compensation under this Section will be $475,000 or the actual total annual base salary of the Employee, whichever is greater.”

ATI LADISH LLC

By:	/s/ Larry C. Hammond

Title	V.P. – Human Resources

/s/ Ann M. Delano	/s/ G. J. Vroman
Witness	Employee

Dated:	August 24, 2011